Exhibit 99.1

PRESS RELEASE

Maiden Holdings, Ltd. Announces Third Quarter 2018 Financial Results
Company enters loss portfolio transfer for AmTrust loss reserves

Discontinued Operations

As part of its strategic review announced earlier in 2018, during the third quarter of 2018, the Company made the strategic decision to divest its U.S. reinsurance treaty operations. Except as explicitly described as held for sale or as discontinued operations, and unless otherwise noted, all discussions and amounts presented herein relate to the Company’s continuing operations except for net loss, net loss attributable to Maiden and net loss attributable to Maiden common shareholders.

Highlights for the Quarter Ended September 30, 2018

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Net loss attributable to Maiden common shareholders of $308.8 million, or $3.72 per diluted common share, compared with a net loss attributable to Maiden common shareholders of $63.6 million, or $0.74 per diluted common share in the third quarter of 2017;

•
Non-GAAP operating loss(11) of $235.1 million, or $2.83 per diluted common share, compared with non-GAAP operating loss of $54.2 million, or $0.63 per diluted common share, in the third quarter of 2017;

•	Higher adverse prior year loss development of $210.4 million in the AmTrust Reinsurance segment compared to $61.1 million of adverse prior year loss development for the same period in 2017;

•	Higher net premiums earned in both operating segments totaled $520.1 million in the aggregate compared to $457.3 million of net premiums earned in the same period in 2017;

•	Combined ratio(10) of 150.7% compared to 115.6% in the third quarter of 2017;

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The announced sale of the U.S. reinsurance treaty operations resulted in an impairment loss of $74.2 million as the Company wrote off the remaining goodwill and intangible assets which is presented in the Condensed Consolidated Statements of Income as part of the loss from discontinued operations; and

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Book value per common share(1) was $3.71 at September 30, 2018, which includes a loss of $1.40 per share from Accumulated Other Comprehensive (Loss) Income (“AOCI”), compared to book value per common share of $7.71 at June 30, 2018.

Highlights for the Nine Months Ended September 30, 2018

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Net loss attributable to Maiden common shareholders of $301.0 million, or $3.62 per diluted common share, compared with a net loss attributable to Maiden common shareholders of $65.5 million, or $0.76 per diluted common share in the first nine months of 2017;

•
Non-GAAP operating loss(11) of $256.4 million, or $3.09 per diluted common share, compared with non-GAAP operating loss of $39.9 million, or $0.46 per diluted common share, in the first nine months of 2017;

•	Higher adverse prior year loss development for the AmTrust Reinsurance segment of $247.3 million compared to $100.9 million for the same period in 2017;

•	Higher net premiums earned in both operating segments totaled $1.54 billion in the aggregate compared to $1.51 billion of net premiums earned in the same period in 2017; and

•	Combined ratio(10) of 120.7% compared to 106.3% in the first nine months of 2017.

PEMBROKE, Bermuda, November 9, 2018 - Maiden Holdings, Ltd. (NASDAQ:  MHLD) (“Maiden” or “the Company”) today reported third quarter 2018 net loss attributable to Maiden common shareholders of $308.8 million or $3.72 per diluted common share compared to a net loss attributable to Maiden common shareholders of $63.6 million or $0.74 per diluted common share in the third quarter of 2017. The non-GAAP operating loss (11) was $235.1 million, or $2.83 per diluted common share compared with a non-GAAP operating loss of $54.2 million, or $0.63 per diluted common share in the third quarter of 2017.

Loss Portfolio Transfer
The Company also announced that it has signed an agreement with Enstar Group Limited (“Enstar”) by which one of its wholly-owned subsidiaries will enter into a retrocession agreement to effect a loss portfolio transfer in which the Enstar entity would assume loss reserves of approximately $2.675 billion associated with quota share reinsurance contracts that Maiden’s wholly-owned subsidiary, Maiden Reinsurance Ltd., (“Maiden Bermuda”) has with AmTrust Financial Services, Inc. or its subsidiaries (“AmTrust”). The retrocession will apply to losses arising and/or claims made on or prior to June 30, 2018, and loss reserves assumed will be subject to adjustment for paid losses since such date. The transaction is subject to regulatory approvals and other closing conditions.
Both of the Company’s current quota share reinsurance contracts with AmTrust remain in-force. As previously disclosed, the Company and AmTrust have mutually agreed to extend the notice period of non-renewal for the current Master Agreement until January 31, 2019.
Commenting on the Company’s results and announced transaction with Enstar, Maiden’s President and Chief Executive Officer, Lawrence F. Metz said, “Since late August, we have witnessed significant progress in the execution of the Company’s strategic review and our announcement today with Enstar materially advances our work and significantly strengthens our financial position. During that time, we announced the sale of Maiden Reinsurance North America, Inc. to Enstar for net proceeds of $307.5 million subject to closing adjustments, executed a Renewal Rights Agreement with Transatlantic Reinsurance Company for net proceeds of $7.5 million and subject to further increases, and sold our U.S. casualty facultative reinsurance team to Sompo Group. While there is still work to do, we believe that much has been accomplished, and we remain committed to completing our strategic review process and to taking the actions necessary to further enhance value to all our shareholders.”
Patrick J. Haveron, Maiden’s Chief Financial and Operating Officer added, “During the third quarter, we also took the opportunity to materially strengthen our carried loss reserves and position Maiden for profitable future results. Our announcement today with Enstar brings additional certainty and finality to the steps we have taken. Upon completion of all of the strategic transactions announced since August, Maiden’s capital position will be dramatically stronger. These measures will afford us significant flexibility to manage our capital to further increase shareholder value and combined with the significant and on-going expense reduction implemented in the third quarter, we anticipate an improved outlook for Maiden as 2018 heads to its final quarter and into 2019.”
Consolidated Results for the Quarter Ended September 30, 2018

In the third quarter of 2018, gross premiums written increased to $484.5 million from $443.0 million in the third quarter of 2017. Net premiums written totaled $482.8 million in the third quarter of 2018, an increase of 11.6% compared to $432.7 million in the third quarter of 2017. Net premiums earned were $520.1 million in the third quarter of 2018 compared to $457.3 million in the third quarter of 2017, representing an increase of 13.7%.
In the third quarter of 2018, net loss and loss adjustment expenses increased to $600.3 million compared to $370.8 million in the third quarter of 2017 due primarily to higher adverse prior year loss development for the AmTrust Reinsurance segment which was $210.4 million for the third quarter of 2018. The loss ratio (6) in the third quarter of 2018 was 115.0% compared to 80.6% reported in the third quarter of 2017.
Commission and other acquisition expenses increased to $167.6 million in the third quarter of 2018, compared to $145.4 million in the third quarter of 2017 resulting in commission and other acquisition expense ratios of 32.1% and 31.6%, respectively. General and administrative expenses for the third quarter of 2018 totaled $18.9 million compared to $15.4 million in the third quarter of 2017 primarily due to increases in compensation benefits paid, greater corporate insurance costs incurred and higher technology-related expenses. The general and administrative expense ratio(8) in the third quarter of 2018 increased to 3.6% compared to 3.4% in the third quarter of 2017, while the expense ratio(9) was 35.7% in the third quarter of 2018 compared with 35.0% in the same quarter last year.
The combined ratio(10) for the third quarter of 2018 totaled 150.7% compared with 115.6% in the third quarter of 2017.
Net investment income increased by 11.2% in the quarter to $34.4 million from $31.0 million in the same period last year. As of September 30, 2018, the average yield on the fixed income portfolio including discontinued operations was 3.17% while the average duration of investable assets was 4.3 years.

Reportable Segments
As a result of the strategic decision to divest all of the Company’s U.S. treaty reinsurance operations, the Company has revised the composition of its reportable segments to include: (i) Diversified Reinsurance which consists of a portfolio of property and casualty reinsurance focusing on regional and specialty property and casualty insurance companies located primarily in Europe; and (ii) AmTrust Reinsurance which includes all business ceded to our wholly owned subsidiary, Maiden Bermuda, from AmTrust and its subsidiaries (primarily the AmTrust Quota Share and the European Hospital Liability Quota Share). In addition to these reportable segments, the results of operations of the former National General Holdings Corporation Quota Share segment is included in the “Other” category. All prior periods presented have been reclassified to conform to this new presentation.

($ in thousands)	Diversified Reinsurance	AmTrust Reinsurance	Total
Total assets – reportable segments	$180,676	$4,297,992	$4,478,668
Corporate assets	---	---	442,347
Assets held for sale	---	---	1,615,486
Total Assets	$180,676	$4,297,992	$6,536,501

Diversified Reinsurance Segment

	For the Three Months Ended Sept. 30,
($ in thousands)	2018	2017	Change in (%)
Gross premiums written	$31,699	$22,982	37.9%
Net premiums written	$31,291	$22,484	39.2%
Net premiums earned	$28,784	$20,925	37.6%

Underwriting Ratios			% Point Change
Net loss and LAE ratio(6)	64.5%	59.7%	4.8
Commission and other acquisition expense ratio(7)	29.2%	28.6%	0.6
General and administrative expense ratio(8)	13.9%	17.8%	(3.90)
Expense ratio(9)	43.1%	46.4%
Combined ratio(10)	107.6%	106.1%	1.5

Gross premiums written and net premiums written increased by 37.9% and 39.2%, respectively, in the third quarter of 2018 primarily due to new account growth and expansion of client relationships in our European capital solutions business and growth in German auto programs. Net premiums earned increased by 37.6% in the third quarter of 2018 driven by new client development and favorable growth in the German auto program. The net loss and LAE ratio increased by 4.8 points compared to the same period in 2017 due to higher initial loss ratios on current year premiums earned during the period partially offset by lower adverse prior year loss development which was $0.7 million in the third quarter of 2018 compared to $1.1 million for the same period in 2017. The segment’s combined ratio increased by 1.5 points to 107.6% in the third quarter of 2018 compared to 106.1% in the same period last year due primarily to higher initial loss ratios on current year premiums earned during the period partially offset by lower adverse prior year loss development.

AmTrust Reinsurance Segment

	For the Three Months Ended Sept. 30,
($ in thousands)	2018	2017	Change in (%)
Gross premiums written	$452,795	$420,019	7.8%
Net premiums written	$451,515	$410,193	10.1%
Net premiums earned	$491,293	$436,353	12.6%

Underwriting Ratios			% Point Change
Net loss and LAE ratio(6)	117.9%	81.4%	36.5
Commission and other acquisition expense ratio(7)	32.3%	31.7%	0.6
General and administrative expense ratio(8)	0.2%	0.2%	0.0
Expense ratio(9)	32.5%	31.9%	0.6
Combined ratio(10)	150.4%	113.3%	37.1

Gross premiums written and net premiums written increased 7.8% and 10.1%, respectively, during the third quarter of 2018 generated by growth in the Specialty lines of business partially offset by reductions in Small Commercial Business. Net premiums earned in the segment increased by 12.6% compared to the same period in 2017 mainly due to the growth in net premiums written in the Specialty lines of the AmTrust quota share. The Net loss and LAE ratio increased by 36.5 points due to higher adverse prior year loss development which was $210.4 million for the third quarter of 2018 compared to $61.1 million for the same period in 2017. The 2018 development was largely from Workers Compensation, which represented nearly half of the adverse development, and was primarily driven by accident years 2014 to 2017, and to a lesser extent, development in European hospital liability, Commercial Auto and General Liability. This compares to $61.1 million of adverse development for the third quarter of 2017 primarily due to Worker’s

Compensation, General liability as well as Commercial Auto liability lines for both Specialty Programs and Small Commercial Business where elevated loss activity had been observed. The segment combined ratio increased by 37.1 points to 150.4% in the third quarter of 2018 compared to 113.3% in the same period in 2017 primarily due to higher adverse prior year loss development and higher initial loss ratios for current year premiums earned as well as elevated actual current year activity in the Specialty Risk and Extended Warranty lines.

Consolidated Results for the Nine Months Ended September 30, 2018

The net loss attributable to Maiden common shareholders was $301.0 million or $3.62 per diluted common share in the first nine months of 2018 compared to a net loss attributable to Maiden common shareholders of $65.5 million or $0.76 per diluted common share in the first nine months of 2017. The non-GAAP operating loss(11) for the first nine months of 2018 was $256.4 million, or $3.09 per diluted common share compared with a non-GAAP operating loss of $39.9 million, or $0.46 per diluted common share in the first nine months of 2017.

For the first nine months of 2018, gross premiums written were $1.63 billion compared to $1.65 billion for the first nine months of 2017. Net premiums written totaled $1.63 billion in the first nine months of 2018 compared to $1.60 billion for the same period in 2017. Net premiums earned were $1.54 billion in the first nine months of 2018 compared to $1.51 billion for the same period in 2017.
Net loss and loss adjustment expenses of $1.32 billion compared to $1.09 billion for the first nine months of 2017. The loss ratio(6) for the first nine months of 2018 was 85.5% compared to 71.7% reported for the same period in 2017.
Commission and other acquisition expenses were $497.0 million for the first nine months of 2018, compared to $487.8 million for the first nine months of 2017 resulting in a commission and other acquisition expense ratio of 32.1% which was unchanged from the prior year. General and administrative expenses for the first nine months of 2018 totaled $48.3 million compared with $38.2 million in the first nine months of 2017 primarily due to higher compensation benefits paid, higher audit and legal fees and higher technology-related expenses. The general and administrative expense ratio(8) in the first nine months of 2018 was 3.1% compared to 2.5% in the same period in 2017, while the expense ratio(9) was 35.2% in the first nine months of 2018 compared with 34.6% in the same period last year.
The combined ratio(10) for the first nine months of 2018 totaled 120.7% compared with 106.3% in the first nine months of 2017.
Net investment income was $101.5 million during the first nine months of 2018 compared to $91.6 million in the first nine months of 2017.

Diversified Reinsurance Segment

	For the Nine Months Ended Sept. 30,
($ in thousands)		2018	2017	Change in (%)
Gross premiums written	$x	111,139	$75,085	48.0%
Net premiums written		$109,279	$73,434	48.8%
Net premiums earned		$82,838	$61,626	34.4%

Underwriting Ratios				% Point Change
Net loss and LAE ratio(6)		57.3%	59.8%	(2.50)
Commission and other acquisition expense ratio(7)		31.3%	31.7%	(0.40)
General and administrative expense ratio(8)		14.7%	17.0%	(2.30)
Expense ratio(9)		46.0%	48.7%	(2.70)
Combined ratio(10)		103.3%	108.5%	(5.20)

Gross premiums written and net premiums written increased by 48.0% and 48.8%, respectively, for the first nine months due to new account growth and expansion of the German Auto program and other client relationships in our European capital solutions business as well as new business development in the Life and General lines. Net premiums earned increased by 34.4% largely driven by new client development and favorable growth in German auto programs. The segment’s net loss and LAE ratio decreased by 2.5 points due to lower adverse prior year loss development of $1.8 million for the nine months ended September 30, 2018 compared to $8.5 million for the same period in 2017. The 2018 development was due to adverse facultative reinsurance run-off partially offset by favorable development in International Auto. The development in 2017 was primarily due to adverse development in facultative reinsurance run-off lines as well as claims activity in International auto programs. The segment’s combined ratio decreased by 5.2 points to 103.3% for the first nine months of 2018 compared to 108.5% in 2017 primarily due to lower net adverse development compared to the same period in 2017.

AmTrust Reinsurance Segment

	For the Nine Months Ended Sept. 30,
($ in thousands)	2018	2017	Change in (%)
Gross premiums written	$1,518,208	$1,575,677	(3.60)%
Net premiums written	$1,517,206	$1,529,980	(0.80)%
Net premiums earned	$1,458,440	$1,450,811	0.5%

Underwriting Ratios			% Point Change
Net loss and LAE ratio(6)	87.1%	72.2%	14.9
Commission and other acquisition expense ratio(7)	32.1%	32.1%	0.0
General and administrative expense ratio(8)	0.2%	0.1%	0.1
Expense ratio(9)	32.3%	32.2%
Combined ratio(10)	119.4%	104.4%	15.0

Gross premiums written and net premiums written decreased by 3.6% and 0.8%, respectively, during the first nine months of 2018 which mainly reflects reductions in the Small Commercial Business lines combined with growth in Specialty Program, Specialty Risk and Extended Warranty. Net premiums earned in the segment increased by 0.5% compared to the same period in 2017 mainly due to growth in net premiums written on the Specialty lines within the AmTrust quota share. The Net loss and LAE ratio increased by 14.9 points due higher adverse prior year loss development of $247.3 million for the first nine months of 2018 largely from Workers Compensation and European Hospital liability, with a smaller contribution from General and Commercial Auto liability. This compares to adverse prior year loss development of $100.9 million for the first nine months of 2017 which was primarily related to General liability as well as Auto liability and Workers Compensation lines for both Specialty Programs and Small Commercial Business. The segment combined ratio increased by 15.0 points to 119.4% in the first nine months of 2018 compared to 104.4% in the same period in 2017 primarily due to a higher amount of adverse prior year loss development.

Other Financial Matters

•	Total assets were $6.5 billion at September 30, 2018 compared to $6.7 billion at June 30, 2018. Shareholders' equity was $772.6 million at September 30, 2018 compared to $1.1 billion at June 30, 2018.

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Book value per common share(1) was $3.71 at September 30, 2018 compared to $7.71 at June 30, 2018. In the third quarter of 2018, the Company recognized unrealized losses in its fixed income investment portfolio of

$23.9 million, resulting in a $0.29 decrease in book value per share, and total AOCI of $116.4 million at September 30, 2018. Book value per common share excluding total AOCI was $5.11 at September 30, 2018 compared to $9.08 at December 31, 2017.

(1)(11) Please see the Non-GAAP Financial Measures table for additional information on these non-GAAP financial measures and reconciliation of these measures to GAAP measures.
 (6)(7)(8)(9)(10) Loss ratio, commission and other acquisition expense ratio, general and administrative expense ratio, expense ratio and combined ratio are non-GAAP operating metrics. Please see the additional information on these measures under Non-GAAP Financial Measures tables.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007.  Through its subsidiaries, which are each rated A- (excellent) by A.M. As of September 30, 2018, Maiden had $6.5 billion in assets and shareholders' equity of $772.6 million.

Forward Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. In addition, the Company may not be able to complete the proposed transaction with Enstar on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 as updated in periodic filings with the SEC. However these factors should not be construed as exhaustive. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Contact:

Bill Horning, Senior Vice President, Investor Relations
Maiden Holdings, Ltd.
Phone: 856.359.2532
E-mail: bhorning@maiden.bm